Exhibit 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

February 4, 2013

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, Ohio 44308

Re:	4,000,000 Depositary Shares, each representing a 1/40th interest in a Share of 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value, of FirstMerit Corporation.

Ladies and Gentlemen:

We have acted as counsel for FirstMerit Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of 4,000,000 Depositary Shares (the “Depositary Shares”), which represent an ownership interest in 100,000 shares of the Company’s 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value (the “Preferred Shares,” together with the Depositary Shares, the “Securities”), pursuant to the Underwriting Agreement, dated January 28, 2013 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Depositary Shares, each of which represents a 1/40th fractional ownership interest of a Preferred Share, will be issued under a Deposit Agreement, dated as of February 4, 2013 (the “Deposit Agreement”), among the Company and American Stock Transfer & Trust Company, as depositary (the “Depositary”), registrar and transfer agent, and the holders and beneficial owners from time to time of the Depositary Shares.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Preferred Shares will be validly issued, fully paid and nonassessable when (i) deposited with the Depositary pursuant to the Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are issued and delivered pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement.

2.	The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY

FirstMerit Corporation

February 4, 2013

3.	The Deposit Agreement has been authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that the Deposit Agreement will have been validly authorized, executed and delivered by the Depositary.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

The opinions expressed herein are limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-185132) filed by the Company to effect registration of the Securities under the Securities Act of 1933 (the “Act”).and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day